Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION NET INCOME
EXCEEDS $11 MILLION FOR 2007

BILOXI, MS (January 23, 2008)--Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income totaled $11,026,129 for the full year 2007, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Earnings for 2007 were 13.6% lower than 2006 income, which included an insurance settlement of $2,700,000, net of taxes. Excluding the 2006 insurance settlement, 2007 operating earnings increased 9.5% over the previous year.

Earnings per share for 2007 totaled $2.01 per average weighted share, compared to $2.30 per average weighted share in 2006, which included the effect of the insurance settlement. Earnings per share figures are based on weighted average shares outstanding of 5,489,861 and 5,548,300 on December 31, 2007 and December 31, 2006, respectively.

Net income for fourth quarter 2007 totaled $2,930,000, compared to $4,994,000 in fourth quarter 2006. Excluding the 2006  insurance settlement, fourth quarter 2007 income rose 27.7% over the same period the previous year.

“Overall, 2007 was a very successful year for our company and our bank,” said Chevis C. Swetman, chairman and CEO of both the holding company and the bank.  “Our loan volume increased 12% for the full year, ending at more than $450 million, he said.

"In addition, we were able to reverse our loan loss provision by $690,000, net of taxes, that had been accrued in the days following Katrina more than two years ago," he said.  "Two years is sufficient time for any material losses to become apparent.  By the end of the third quarter 2007, we determined that the reversal of some of our loss provision was a prudent move, as a number of loans with large specific reserves were paid in full," said Swetman.

“We were able to raise our dividend to shareholders again during the year, and launched another stock repurchase program, which will further enhance the value of our shares,” he added.

“During 2007, we completed four major capital projects that position our bank for future growth and leadership in the rebuilding of our communities along the Gulf Coast,” said Swetman. “We constructed new branches in Gautier and Pass Christian, expanded and renovated our existing Orange Grove Branch in Gulfport and completed a major expansion of our Main Office, all of which opened during 2007,” he added.

The 2007 capital projects totaled some $15 million for the year, Swetman said, including the renovation of the Ellzey Hardware Building across the street from the bank’s Main Office in Biloxi. Office space on the second floor of that building has been leased to Dale-Morris Architects, the firm that designed the Main Office expansion and the Pass Christian branch.

Founded in 1896, with $927 million in assets as of  December 31, 2007, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited)
(In thousands, except per share figures)

EARNINGS SUMMARY

Three Months Ended December 31,	2007	2006

Net interest income	$7,664	$7,490
Provision for loan losses	52	16
Non-interest income	2,652	6,182
Non-interest expense	6,370	6,345
Income taxes	964	2,319
Net income	2,930	4,994
Earnings per share	.54	.90

Year Ended December 31,	2007	2006

Net interest income	$30,519	$30,109
Provision for loan losses	(1,045)	141
Non-interest income	9,767	12,309
Non-interest expense	25,263	23,050
Income taxes	5,042	6,459
Net income	11,026	12,768
Earnings per share	2.01	2.30

PERFORMANCE RATIOS

December 31,	2007	2006

Return on average assets	1.15%	1.41%
Return on average equity	10.77%	13.75%
Net interest margin	3.55%	3.73%
Efficiency ratio	61%	55%

BALANCE SHEET SUMMARY

December 31,	2007	2006

Total assets	$927,357	$964,023
Loans	450,992	401,194
Securities	392,595	483,910
Total deposits	569,130	613,170
Total federal funds purchased	231,225	226,032
Shareholders' equity	106,542	98,233
Book value per share	19.66	17.71
Weighted average shares	5,489,861	5,548,300

PERIOD END DATA

December 31,	2007	2006

Allowance for loan losses as a
percentage of loans	2.08%	2.70%
Loans past due 90 days and
still accruing	1,234	3,295
Nonaccrual loans	45	349
Primary capital	12.13%	11.91%